EXHIBIT 5.1


                              DORSEY & WHITNEY LLP

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                                February 15, 2002



Unity Wireless Corporation
7438 Fraser Park Drive
Burnaby, British Columbia  V5J 5B9
Canada


Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to Unity Wireless Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") relating to the sale of up to 10,295,102 shares of common stock of the Company, par value $.001 per share, of which (i) 5,147,551 shares are currently outstanding (the "Shares") and (ii) 5,147,551 shares (the "Warrant Shares") are currently issuable upon exercise of certain common stock purchase warrants (the "Warrants").

     We have reviewed the Certificate of Incorporation of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that (i) assuming payment in full of the purchase price therefor, the Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares issuable upon exercise of the Warrants, upon issuance, delivery and payment therefore in accordance with the terms set forth in the Warrants, will be validly issued, fully paid and nonassessable.

     This opinion is limited to applicability of the Delaware General Corporation Law to the issuance of the shares of Common Stock. This opinion does not cover nor is in any way related to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any other state common law or any other federal law.


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                              DORSEY & WHITNEY LLP





     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ Dorsey & Whitney LLP